EXHIBIT 99.1

Press Release

Contact Information:

Ascend Acquisition Corporation	Investor Relations:
Don K. Rice, Chairman and CEO	Crocker Coulson, President
Phone: 610-519-1336	CCG Investor Relations
Don@ascendgrowth.com	Phone: 646-213-1915
Crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

Ascend Acquisition Corp. Announces Fourth Quarter

and Full Year 2007 Financial Results of Merger Partner

Wayne, PA and Austin, TX – April 10, 2008 – Ascend Acquisition Corp. (“Ascend”) (OTC BB: ASAQ, ASAQU, ASAQW), a specified purpose acquisition company, today announced the financial results for the fourth quarter and full year ended December 31, 2007, for its merger partner, e.PAK Resources (S) Pte. Ltd. (“ePAK”).

Fourth Quarter Highlights

•	Net sales increased 39% year-over-year to $13.9 million

•	Gross profit rose 40% year-over-year to $5.0 million

•	Adjusted EBITDA increased 69% year-over-year to $2.6 million

•	Net income increased 13% year-over-year to $647,000

2007 Highlights

•	Net sales increased 29% year-over-year to $46.8 million

•	Gross profit rose 25% year-over-year to $16.3 million

•	Adjusted EBITDA increased 32% year-over-year to $7.6 million

•	Net income increased 13% year-over-year to $2.5 million

•	Tripled manufacturing space at Shenzhen facility to 600,000 square feet

•	Expanded cleanroom space by about 50% due to strong demand for wafer and disk drive products

Fourth Quarter 2007 Results

In the fourth quarter of 2007, ePAK generated net sales of $13.9 million, up 39.3% from $10.0 million in the same quarter in 2006. This growth was primarily the result of a substantial increase in sales of wafer shippers, wafer transport media and data storage devices to new customers and an increase in sales to existing customers. Sales of IC handling products also increased during the quarter.

“In 2007, we achieved growth across all product lines, particularly our high margin wafer handling business. Despite our capacity constraints, we delivered another year of record revenue, gross profit and adjusted EBITDA,” said Steve Dezso, ePAK’s CEO. “Our gross margin in 2007 was slightly lower than in 2006 due to higher raw material costs, large scale facilities expansion, and high cost subcontract manufacturing due to demand outpacing internal capacity. We expect additional improvement in revenue and gross margin as we expand our manufacturing capacity to fill the available space and reduce the need for high cost subcontracting.”

Don K. Rice, Chairman of the Board and CEO of Ascend, commented, “We look forward to closing the transaction, which we believe will allow ePAK to meet the significant demand from its customer base, and as a result, accelerate growth in revenues and profits.”

Gross profit increased 40.2% in the fourth quarter of 2007 to $5.0 million. Gross margin was 36.2% in the fourth quarter of 2007, up from 35.9% in the same quarter of 2006. The slight improvement in gross margin was due to the increased contribution of higher margin wafer products to the product sales mix, which was partially offset by higher outsourcing costs resulting from the full capacity status of ePAK’s manufacturing facilities.

Operating expenses were $3.6 million, up 30.8% from $2.7 million in the same quarter of 2006, primarily due to higher selling and administrative expenses in support of increased sales and increased costs at its manufacturing facilities in China. Operating expenses accounted for 25.7% of sales in the fourth quarter of 2007, down from 27.3% of sales in the year ago period.

Operating profit increased 70.4% to $1.5 million and adjusted EBITDA increased 69.4% to $2.6 million in the fourth quarter of 2007.

Income tax expense was $430,000, up from $104,000 in the same quarter of 2006, due to an increase in uncertain tax positions associated with the adoption of FIN 48 in 2007.

Net income was $647,000, up 12.9% from $573,000 in the same quarter of 2006. After an accretion of convertible contingently redeemable common shares, which will be eliminated following the close of ePAK’s merger with Ascend, net income attributable to common shareholders was $252,000, up from $58,000 in the fourth quarter of 2006.

Full Year 2007 Results

Net sales 2007 increased 29.4% to $46.8 million, compared to $36.1 million in 2006. Gross profit increased 24.8% to $16.3 million, up from $13.1 million in 2006. Gross margin was 34.9%, compared to 36.1% in 2006. Operating profit increased 41.1% to $4.4 million and adjusted EBITDA increased 32.4% to $7.6 million in 2007. The Company adopted FIN 48 as of January 1, 2007. Included in the total income tax expenses for the year ended December 31, 2007 of $846,000, there was $479,000 in income tax expenses accrued for uncertain tax positions resulting from the adoption of FIN 48 of which the Company believes $114,000 was non-recurring in nature. By excluding the non-recurring expenses, the effective tax rate for the Company was approximately 22% for the year ended December 31, 2007. Net income was $2.5 million, up 13.2% from $2.2 million in 2006. After an accretion of convertible contingently redeemable common shares, net income attributable to common shareholders was $543,000, up from $119,000 in 2006.

Financial Condition

At December 31, 2007, ePAK had cash and cash equivalents of $2.8 million, total assets of $43.2 million, short-term bank borrowings of approximately $7.4 million and long-term debt, including the current portion, of approximately $1.5 million. In 2007, ePAK generated $15.5 million of cash flow from operations, up from $12.4 million in 2006. ePAK’s cash flow from operations remained strong, despite the need to increase inventories in order to support its rapid revenue growth. In 2007, ePAK had capital expenditures of approximately $5.7 million, which was used to triple its manufacturing space to 600,000 square feet and install new equipment.

Outlook

“We believe that our expanded manufacturing capabilities, including substantially greater clean room space, will allow us to produce strong organic growth in 2008. Up to this point, capital to fund our growth has been constrained to the cash flow generated by our operations. Following our merger with Ascend, we will have significant cash available to increase capital expenditures and pursue strategic acquisitions in the years ahead,” said Mr. Dezso.

Mr. Rice commented, “ePAK has clearly established itself as a best-in-class competitor in the semiconductor transport media industry. The company is already serving a global blue chip customer base and has penetrated and excelled in every market which it has chosen to pursue. We are excited about the growth opportunities available to ePAK, and look forward to closing the transaction.”

In July 2007, Ascend entered into a definitive agreement to acquire ePAK. Under the terms of the agreement, as amended, at the closing of the transaction, the public company will become a Bermuda public company and acquire 100% of the outstanding capital stock of ePAK. Upon completion of the transaction, which is expected in the second quarter of 2008, the resulting public company will be named ePAK International Ltd. It is expected that ePAK International Ltd.’s common stock and warrants will trade on the NASDAQ Global Market.

Additional Information

A registration statement and proxy statement under Form S-4 has been filed under the issuer name “EPAK INTERNATIONAL LIMITED” with the Securities and Exchange Commission in connection with the proposed acquisition of ePAK and redomestication of the public company to Bermuda. STOCKHOLDERS OF ASCEND AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE TRANSACTIONS AND THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF ASCEND’S STOCKHOLDERS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The final prospectus and definitive proxy statement will be mailed to Ascend’s stockholders as of a record date to be established for voting on the merger and redomestication. These documents also will be available without charge online at the Securities and Exchange Commission’s Internet site (http://www.sec.gov) and by mail through requests to Ascend Acquisition Corp., 435 Devon Park Drive, Bldg. 400 Wayne, PA 19087, Attention: T. Anderson.

Stockholders and other interested persons can also read Ascend’s final prospectus, dated May 11, 2006, for a description of the security holdings of Ascend’s directors and officers and of EarlyBirdCapital, Inc., the underwriters of Ascend’s initial public offering, and their respective interests in the successful consummation of the proposed transactions.

Use of Non-GAAP Financial Information

This press release contains adjusted EBITDA, a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation and amortization and non-cash charges including share based compensation, and provisions for bad debt, inventory and property, plant and equipment and foreign exchange differences. The Company’s management uses adjusted EBITDA as an important financial measure to assess the ability of ePAK’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. The Company’s management believes that the presentation of adjusted EBITDA provides useful information regarding ePAK’s results of operations because it assists in analyzing and benchmarking the performance and value of ePAK’s business. The Company’s calculation of adjusted EBITDA may not be consistent with similarly titled measures of other companies. The table below presents a reconciliation of adjusted EBITDA to net income, its most directly comparable U.S. GAAP financial measure, on a historical basis, for the periods presented.

About e.PAK Resources (S) Pte. Ltd.

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. ePAK’s product areas include front-end wafer handling, back-end IC transport, and end-system sub-assembly handling. The Company’s products are sold globally to top tier global customers including semiconductor companies, system OEMs, and IC assembly and test operations. The company’s low cost, large-scale manufacturing operations in Shenzhen, the People’s Republic of China (“PRC”) are centrally located to the semiconductor industry. ePAK’s executive offices are located in Austin, Texas and the Company maintains nine sales and applications engineering offices worldwide.

About Ascend Acquisition Corporation

Ascend Acquisition Corp. was formed on December 5, 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Ascend’s registration statement for its initial public offering was declared effective on May 11, 2006 and the offering closed on May 22, 2006, generating net proceeds of approximately $38.5 million from the sale of 6.9 million units, including the full exercise of the underwriters’ over-allotment option and the sale of 166,667 units to the Ascend’s Chairman and CEO, Don K. Rice. Each unit was comprised of one share of Ascend common stock and two warrants, each with an exercise price of $5.00. As of January 31, 2008, Ascend held approximately $40.8 million in a trust account maintained by an independent trustee, which will be released to Ascend upon the consummation of the business combination.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Ascend, ePAK and their combined business after completion of the proposed business combination. These forward-looking statements are based on current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, capital expenditures, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, Ascend’s ability to effect a business combination, ePAK’s ability to grow future revenues and earnings, changes in demand for ePAK’s products, market acceptance of the ePAK’s products, changes in the laws of the People’s Republic of China that affect ePAK’s operations, and other factors that may be detailed from time to time in Ascend’s filings with the United States Securities and Exchange Commission and other regulatory authorities.

Contact Information:

Ascend Acquisition Corporation
Don K. Rice, Chairman and CEO Phone: 610-519-1336 don@ascendgrowth.com www.ascendgrowth.com

ePAK International Inc.
Steve Dezso, CEO
Phone: 512-231-8083 steve.dezso@epak.com www.epak.com

Investor Relations:
Crocker Coulson, President
CCG Investor Relations
Phone: 646-213-1915 crocker.coulson@ccgir.com www.ccgir.com

-FINANCIAL TABLES FOLLOW-

e.PAK RESOURCES AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(United States dollars in thousands)

	Three Months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Net sales	$13,949	$10,015	$46,767	$36,146
Cost of sales	(8,902)	(6,416)	(30,466)	(23,083)

Gross profit	5,047	3,599	16,301	13,063
Selling, general and administrative expenses	(3,685)	(2,695)	(11,887)	(9,797)
Research and development	105	(43)	(60)	(180)

Operating profit	1,467	861	4,354	3,086
Interest income	7	8	22	22
Other income	10	—	18	15
Interest expense	(120)	(118)	(471)	(354)
Other expense	(287)	(74)	(611)	(268)

Income before income taxes	1,077	677	3,312	2,501
Income tax expense	(430)	(104)	(846)	(322)

Net income	647	573	2,466	2,179
Accretion of convertible contingently redeemable common shares	(395)	(515)	(1,923)	(2,060)

Net income attributable to common shareholders	$252	$58	$543	$119

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(United States dollars in thousands, except number of shares and per share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,752	$2,624
Restricted cash and cash equivalents	400	381
Accounts receivable, net of allowance for doubtful accounts of $16 and $28, at December 31, 2007 and 2006, respectively	9,353	6,535
Inventories	9,421	8,994
Due from Parent Company	83	—
Deferred transaction costs	1,937	—
Deferred tax assets	104	8
Other current assets	399	462

Total current assets	$24,449	$19,004
Long-term deposits	13	13
Property, plant and equipment, net	18,689	14,506

Total assets	$43,151	$33,523

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,536	$9,432
Accrued liabilities	2,393	1,571
Current maturities of long-term debt	729	501
Short-term borrowings	7,406	4,964
Short-term loan from Parent Company	4,890	4,903
Income taxes payable	277	930

Total current liabilities	$28,231	$22,301

Non-current liabilities:
Long-term debt, less current maturities	739	1,061
Deferred tax liabilities	370	147
Accrual of uncertain tax positions	1,334	—

Redeemable common shares:
Convertible contingently redeemable common shares at redemption value: 13,166,667	26,128	24,205

Shareholders’ deficit:
Common shares, 24,000,000 shares authorized; issued and outstanding shares: 2,000,000	400	400
Common share warrants	—	19
Accumulated deficit	(14,054)	(14,698)
Non-distributable reserves	121	121
Accumulated other comprehensive loss	(118)	(33)

Total shareholders’ deficit	$(13,651)	$(14,191)

Total liabilities and shareholders’ deficit	$43,151	$33,523

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(United States dollars in thousands)

	Year ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$2,466	$2,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	2,928	2,300
Share-based compensation	82	300
Provision for doubtful accounts	3	6
Write-off of inventory	493	228
Property, plant and equipment written off	62	—
Deferred tax expense	127	144
Accrual of uncertain tax positions	479	—
Foreign exchange differences	286	83
Increase (decrease) in cash from changes in:
Accounts receivable	(2,828)	(808)
Inventories	(924)	(3,388)
Due from Parent Company	(83)	125
Other current assets	63	65
Deferred expenses	(1,499)	—
Accounts payable	12,829	10,668
Accrued liabilities	829	391
Income tax payables	200	138

Net cash flows provided by operating activities	15,513	12,431

Cash flows from investing activities
Purchase of property, plant and equipment	(5,651)	(5,099)

Net cash flows used in investing activities	(5,651)	(5,099)

Cash flows from financing activities
Increase in restricted cash and cash equivalents	(19)	(17)
Proceeds from short-term borrowings	24,176	19,417
Repayment of short-term borrowings	(33,699)	(26,868)
Proceeds from long-term debt	490	1,622
Repayment of long-term debt	(584)	(644)
Proceeds from loans from Parent Company	—	—
Repayment of loans from Parent Company	(13)	(150)

Net cash flows used in financing activities	(9,649)	(6,640)

Net increase in cash and cash equivalents	213	692
Cash and cash equivalents at beginning of year	2,624	1,979
Effects of exchange rates on cash and cash equivalents	(85)	(47)

Cash and cash equivalents at end of year	$2,752	$2,624

Supplemental cash flow disclosures:
Cash paid for interest	482	346
Cash paid for income taxes	38	40
Non-cash purchase of property, plant and equipment through accounts payable	1,522	688
Non-cash settlement of accounts payable through issuance of notes payables	11,959	9,494

e.PAK RESOURCES (S) PTE. LTD. AND SUBSIDIARIES

Reconciliation of Net Income to Adjusted EBITDA

(Amounts expressed in United States dollars, in thousands; US GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	647	573	2,466	2,179
Income taxes	430	104	846	322
Interest	113	110	449	332
Depreciation and amortization	879	572	2,928	2,300
Non-cash items	509	163	926	617

Adjusted EBITDA	2,578	1,522	7,615	5,750

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